EXHIBIT (G)(5)

                               AMENDMENT NO. 1 TO
                                CUSTODY AGREEMENT

              AMENDMENT NO. 1 dated as of FEBRUARY 27, 2002, to the Custody Agreement, dated as of March 27, 1997, between THIRD AVENUE TRUST (the "Fund") and CUSTODIAL TRUST COMPANY (the "Custodian").

              The Fund and the Custodian hereby agree as follows:

1. DEFINITIONS. Sections 1.8-1.11 are amended by deleting them in their entirety and replacing them with the following:

       "1.8 "Eligible Foreign Custodian" means any banking institution, trust company or other entity organized under the laws of a country other than the United States which is eligible under the 1940 Act to act as a custodian for securities and other assets of a Portfolio held outside the United States.

       1.9 "Eligible Securities Depository" means a system for the central handling of securities as defined in Rule 17f-7 under the 1940 Act.

       1.10 "Foreign Custody Manager" means the Fund's Board of Trustees or any person serving as the Board's delegate under Rule 17f-5 under the 1940 Act.

       1.11   "Foreign   Securities   Depository"  means  a  foreign  securities
       depository or clearing agency which is an Eligible Securities Depository.

       1.11(a)"Foreign Assets" has the same meaning as in Rule 17f-5 under the 1940 Act."

2. APPOINTMENT OF FOREIGN SUB-CUSTODIANS. Section 3.6 (a) is amended by deleting it in its entirety and replacing it with the following:

              "3.6 (a) (i) By providing Proper Instructions to open an account in a given jurisdiction outside the United States, the Trust shall be deemed to have confirmed to Custodian that the Trust has (A) assessed and accepted all material country or sovereign risks in such jurisdiction and accepted responsibility for their occurrence, (B) made all determinations
       required  to  be  made  by  the  Trust  under  the  1940  Act,   and  (C)
       appropriately  and  adequately  disclosed  to  its  shareholders,   other
       investors and all persons who have rights in or to such investments, all material investment risks, including those relating to the custody and
       settlement   infrastructure  or  the  servicing  of  securities  in  such jurisdiction. Proper Instructions to open an account in a given country shall comprise authorization of Custodian to hold assets in such country in accordance with the terms of this Agreement. Custodian shall not be required to make independent inquiry as to the authorization of the Trust to invest in such country.
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              (ii) Unless  instructed  otherwise by the Trust,  Custodian at any time and from time to time in its discretion may appoint and employ in accordance with the 1940 Act, and may also cease to employ, (A) any overseas branch of any Eligible Domestic Bank, or (B) any Eligible Foreign Custodian selected by the Foreign Custody Manager, in each case as a foreign sub-custodian for securities and other assets of a Portfolio that are maintained outside the United States, provided, however, that the employment of any such overseas branch has been approved by the Trust and, provided further, that, in the case of any such Eligible Foreign Custodian, the Foreign Custody Manager has approved the agreement pursuant to which Custodian employs such Eligible Foreign Custodian."

3. FOREIGN SECURITIES DEPOSITORIES. Section 3.11 is amended by deleting it in its entirety and replacing it with the following:

              "3.11 FOREIGN SECURITIES DEPOSITORIES. (a) Unless instructed otherwise by the Trust, Custodian may deposit and/or maintain Foreign Assets of the Trust with any Eligible Securities Depository. Prior to the time that securities are placed with such Eligible Securities Depository, Custodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Eligible Securities Depository.

              (b) Prior to placing any assets of the Trust with an Eligible Securities Depository, Custodian shall provide to the Trust an assessment of the custody risks associated with maintaining assets with such Eligible Securities Depository. Custodian shall monitor such custody risks on a continuing basis and promptly notify the Trust of any material change in such risks. In performing its duties under this Section 3.11(b), Custodian shall use reasonable care, prudence and diligence and, in the exercise of such care, prudence and diligence, may rely upon examinations performed and determinations made by Citibank, N.A. or such other operator of a global custody system as the Trust may from time to time approve.


4. EFFECTIVE DATE. This Amendment No. 1 shall be effective as of the date hereof.


       IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed by its representative thereunto duly authorized, all as of the day and year first above written.


THIRD AVENUE TRUST                                    CUSTODIAL TRUST COMPANY



By:_________________________________          By:_______________________________
   Authorized Officer                            Authorized Officer